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                                                                   EXHIBIT 10.22

                              ACQUISITION AGREEMENT



         Agreement dated as of April 1, 1997 among Cash Back Acquisition Corp., a Delaware corporation ("Buyer"), and Cash Back Mortgage Corp., an Ohio corporation ("Seller") and Alan Schiff and Alan Solomon (the "Stockholders").

         WHEREAS, Seller is engaged in the business of originating mortgage loans; and

         WHEREAS, Buyer, a newly-organized wholly-owned subsidiary of Credit Depot Corporation, desires to purchase and Seller desires to sell, all of the assets, properties and business, except as otherwise set forth herein, of Seller, on the terms and conditions hereinafter set forth; and

         WHEREAS, the Stockholders own all of the issued and outstanding shares of Seller and, in order to induce Buyer to enter this Agreement, have agreed to enter into certain agreements with the Buyer;

         WHEREAS, the parties intend that the transaction be treated as a tax-free reorganization for Federal income tax purposes.

         NOW, THEREFORE in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties, intending to be legally bound hereby, hereby agree as follows:

         1.  Definitions.

         As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "Assets" -- See Section 2.1.

         "Assumption Agreement" -- See Section 2.5.

         "Balance Sheets" -- See Section 5.7.

         "Business and Condition" -- The business, operations, properties, assets, material contracts, cash flow, revenues, net income, prospects or condition (financial or otherwise) of the Seller.



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         "Business Day" -- Any day that is not a Saturday or Sunday or a day on which banks located in the City of Atlanta are authorized or required to be closed.

         "Buyer" -- See the first paragraph of this Agreement.

         "Closing" -- See Section 4.1.

         "Closing Date" -- The date and time of the Closing.

         "Closing Price" -- The Closing Price shall be determined as follows:

         (a) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market system, the current market value shall be the last reported sale price of the Common Stock on such exchange or system or if no such sale is made, the average closing bid and asked prices; or

         (b) If the Common Stock is not so listed or admitted to unlisted trading privileges but bid and asked prices are reported by the National Quotation Bureau, Inc., the current market value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc.; or

         (c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of Credit Depot, determined in such reasonable manner as may be prescribed by the Board of Directors of Credit Depot. The parties agree that if there is a dispute as to the determination of fair market value under this subparagraph (c), such dispute shall be submitted to arbitration by an arbitrator mutually agreeable to Seller and Buyer or if one cannot be agreed upon, by an arbitrator appointed by the American Arbitration Association.

         "Code" -- The Internal Revenue Code of 1986, as amended.

         "Contemplated Transactions" -- The sale of the Assets by Seller to Buyer, the purchase of the Assets by Buyer from Seller, the operation of the business conducted by Seller prior to the Closing by Buyer after the Closing, and performance of and compliance with all agreements contained in this Agreement.

         "Damages" -- See Section 11.3.




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         "Employment Agreements" -- The employment agreements
referred to in Section 9.10.

         "Encumbrance" -- Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Excluded Assets" -- See Section 2.2.

         "GAAP" -- Generally accepted accounting principles of the United States.

         "Guaranty" -- The Guaranty of Guarantor attached to this
Agreement.

         "Guarantor" -- Credit Depot Corporation.

         "Interim Balance Sheet" -- See Section 5.7.

         "Non-Competition Agreements" -- See Section 9.11.

         "Person" -- Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or governmental body.

         "Plans" -- See Section 5.21(a).

         "Proprietary Rights" -- All trademarks, tradenames, service marks, brand marks, brand names, copyrights, know-how, names and likeness and other proprietary rights.

         "Related Party" -- (a) Seller, (b) Stockholders, (c) any individual who is a director or officer of the Seller, (d) any member of the family (as defined in section 267(c)(4) of the Code) of, or any individual who has the same home as, any individual (or the spouse of any such individual) described in clause
(a), (b) or (c) of this section, or (e) any trust, estate or partnership of which an individual described in clause (a), (b), (c) or (d) of this section is a grantor, fiduciary, beneficiary or partner.

         "Securities Act" -- the Securities Act of 1933, as amended.

         "SEC" -- the Securities and Exchange Commission.

         "Seller" -- See the first paragraph of this Agreement.

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         "Stockholders" -- See the first paragraph of this Agreement.

         "Taxes" -- All taxes, duties, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, employment, property, sales, withholding, use, value added and franchise taxes and customs duties, imposed by any governmental body and any payments with respect thereto required under any tax-sharing agreement.

         "Tax Returns" -- Any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         2.       The Acquisition.

         2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, at the Closing (as defined in Section 4.1 hereof), Seller shall sell, grant, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to all of the assets, properties and rights of Seller of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, other than the Excluded Assets, including without limitation, cash and cash equivalents, the business and operations of Seller as a going concern, good will, causes of action, all other claims and rights of every kind, insurance policies, Proprietary Rights, all licenses of the Seller and all rights relating to or arising out of the business conducted by Seller, all books and records, computers and computer software (including documentation and related object and source codes), correspondence, employment records and files of or relating to the business or assets of Seller and all of Seller's right, title and interest in and to each lease, contract, agreement or commitment to which Seller is a party or in which Seller has rights and the name "Cash Back Mortgage Corp.", and all derivatives thereof and all goodwill associated therewith (which business, assets, properties and rights, excepting only those assets expressly excluded by Section 2.2 below, are herein referred to as the "Assets").

         2.2 Excluded Assets. It is hereby expressly acknowledged and agreed that Seller is not selling, transferring or assigning to Buyer, and that Buyer is not acquiring, the assets and properties listed on Schedule 2.2 hereof.


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         2.3 Transfer of Assets. The transfer of the Assets as herein provided shall be effected by bills of sale, endorsements, assignments, drafts, checks and other instruments of transfer and conveyance delivered by Seller to Buyer on the Closing Date (as defined in Section 4.1 hereof) in form sufficient to transfer good and marketable title to the Assets free and clear of all Encumbrances and as shall be reasonably requested by Buyer. Seller and Stockholders hereby covenant and agree that (i) they will, at any time and from time to time after the Closing Date, do all such further acts and things as may be reasonably requested by Buyer for the effective transferring and delivering to Buyer, or for aiding and assisting Buyer in collecting and reducing to possession, any and all of the Assets; (ii) Buyer, after the Closing Date, shall have the right and authority to collect, for the account of Buyer, all checks, notes and other evidences of indebtedness or obligations to make payment of money and other items relating to the Assets as provided herein and to endorse with the name of Seller, any such checks, notes or other instruments received after the Closing Date; and (iii) Seller will transfer and deliver to Buyer any cash or other property that Seller may receive after the Closing Date in respect of or arising out of the Assets.

         2.4 Third Party Consents. At the election of Buyer, the execution and delivery of this Agreement by Seller shall not constitute an agreement to assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim, right or benefit thereunder, if the assignment thereof requires the consent of any third party and such consent is not obtained. If any such consent or approval is required to be obtained for Buyer to effectively acquire all of the Assets and such consent is not obtained or to enable Buyer to conduct the business conducted by Seller prior to the Closing, the Seller and Stockholders, if requested by Buyer, shall cooperate with Buyer in any legal and reasonable arrangement to provide for Buyer the benefits under any such contract, license, lease, commitment, sales order, purchase order or other agreement. The Seller and Stockholders covenant and agree that after the Closing Date, if requested by Buyer, the Seller and Stockholders will use their best efforts to obtain the consent and approvals of any parties to, and any governmental agencies or other persons or entities concerned with, any material contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements or rights being assigned by Seller to Buyer hereunder.



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         2.5      Assumption of Liabilities.

                  (a) Liabilities Assumed by Buyer. Upon the Closing, Buyer shall assume and become liable for the following obligations and liabilities, provided however that in no event shall Buyer be deemed to assume any of the obligations set forth in Section 2.5(b):

                         (i)        All liabilities and obligations of Seller
which have been incurred with respect to the business of Seller and which are reflected in the Recent Balance Sheet (as defined in Section 5.7) and which continue to exist on the Closing Date;

                        (ii) Accounts payable which have been incurred in connection with the business of Seller arising since the date of the Recent Balance Sheet incurred in the ordinary course of business and consistent in type and scope to those reflected in the Recent Balance Sheet, which may include legal fees and disbursements and accounting fees and disbursements incurred in connection with the Contemplated Transactions and which shall not include any other fees and expenses relating to the Contemplated Transactions;

                       (iii) All liabilities and obligations under the contracts and commitments listed in Schedule 2.5, but only to the extent that the liabilities and obligations under such contracts and commitments arise out of actions or events occurring after the Closing Date.

                  (b) Excluded Liabilities. Notwithstanding the provisions of
Section 2.5(a), Buyer does not assume or agree to pay, perform or discharge any liability or obligations relating to (i) Taxes; (ii) any liabilities under
Section 2.5(a)(i) and (ii) in excess of $375,000 (and any such excess liabilities shall be retained by Seller), provided that if the amount of such liabilities is less than $375,000, the liabilities of Seller to be assumed by Buyer shall include other liabilities of Buyer relating to, and arising in the ordinary course of, the business of Seller, which should have been included on the Recent Balance Sheet but were omitted therefrom, but only to the extent that the total liabilities assumed under Sections 2.5(a)(i) and 2.5(a)(ii) and such other liabilities do not exceed $375,000; (iii) any obligations of any kind whatsoever incurred by Seller after the Closing Date (other than actions taken in accordance with Section 2.6 of the Agreement); (iv) any and all liabilities arising or resulting from Seller's defaults or breaches prior to the Closing Date under any lease, sublease, contract or other agreements; (v) any liabilities to any present or former stockholders of Seller, except that amounts included in Section 2.5(a)(i) and

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(ii) which are due from the Company to stockholders to reimburse them for amounts charged on their personal credit cards or loaned to the Company (in the amount set forth in Schedule 2.5(b)), will be included as Assumed Liabilities, provided that payment of any such amounts shall be subject to the limitations set forth in Section 2.5(b); and (vi) any claims, liabilities, or other obligations for violations of applicable law or regulation resulting from acts or omissions prior to the Closing Date of Seller.

                  (c) Assumption Agreement; Effect. The assumption by Buyer of the liabilities and obligations set forth in Section 2.5 hereof shall be effected by such instrument or instruments of assumption delivered by Buyer to Seller on the Closing Date as shall be reasonably requested by Seller ("Assumption Agreement"). Assumption by Buyer of the liabilities set forth in
Section 2.5 (hereinafter referred to as the "Assumed Liabilities") shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights or remedies which such parties would have against Seller had this Agreement not been consummated. Except as specifically set forth in Section 2.5, Buyer does not and shall not assume or agree to pay, perform or discharge any other obligations or liabilities of the Seller, whether or not related to the Assets.

         2.6 Transition Services. Seller agrees that until such time as Buyer is licensed as a mortgage lender in each jurisdiction in which Seller is licensed, Seller will continue to originate and hold mortgage loans in any jurisdiction in which Seller is currently licensed and in which Buyer would be required to be licensed to originate and/or hold mortgage loans. Buyer shall be entitled to the profits and shall bear all of the expenses of Seller's operations relating to the origination and holding of mortgage loans to the same extent as if Buyer had originated such mortgage loans directly and Seller shall act, to the extent permitted by law, subject to the direction and control of Buyer.

         3.       Purchase Price.

                  3.1 Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Seller contained herein, and in full and complete consideration of the sale, assignment, transfer and delivery of the Assets referred to in Section 2.1 hereof, the aggregate purchase price for the Assets shall be:

                  (a) 150,000 shares of Common Stock of Guarantor which shall be issuable to Seller at the closing; and

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                  (b) 600,000 shares of Common Stock of Guarantor which shall be held in escrow by Seller's counsel pursuant to the Escrow Agreement attached hereto as Exhibit 3.1(b) and shall only be released to Buyer on the terms set forth in Section 3.4.

                  (c) an additional purchase price equal to the number of additional shares of Common Stock of Guarantor determined as set forth in
Section 3.2 to the extent, if any, that the shares of Common Stock of Guarantor issuable pursuant to Section 3.2(b) exceed 600,000 shares, and which shall be issuable at the time set forth in Section 3.4.

         3.2 Determination of Shares to be Released From Escrow and Additional Purchase Price. The number of shares of the Common Stock of Guarantor to be released from escrow and the number of shares of Common Stock to be issued as additional purchase price payable pursuant to Section 3.1(b) shall be determined as follows:

                                    (a)     The number of shares of Common Stock
to be released from escrow and/or issued as additional purchase price shall equal (X) (i) the sum of the "Annual Accrual" (as defined below), if any, for each of the first three "Contract Years" (as defined below), minus (ii) the Annual Deficit, if any, for each such Contract Year minus (Y) 150,000 (representing the shares issued at the Closing Date) multiplied by the "Value" (as defined in Section 3.2(c)) at the Closing Date of the Common Stock issued pursuant to Section 3.1(a) divided by the average Closing Price of the Common Stock of Guarantor for the 15 trading days preceding the last day of the final Contract Year for which the Annual Accrual (or Annual Deficit) is determined. If the Value of the Common Stock (determined in accordance with Section 3.2(c)) after the third Contract Year is less than $4 million, then the determination of the number of shares of Common Stock of Guarantor to be released from escrow and/or issuable as additional purchase price shall be made based on the Annual Accrual (or Annual Deficit) for the four Contract Years after the Closing, and, if the Value of Common Stock of Guarantor issued to Seller (as so determined) is less than $4 million after the fourth Contract Year, based on the Annual Accrual (or Annual Deficit) for the five Contract Years after the Closing. Notwithstanding anything else to the contrary contained herein, if the Value of the shares of Common Stock of Guarantor issuable to Seller based on the accrual through the third Contract Year is less than $4 million at the end of the third Contract Year after the Closing, the aggregate Value of the shares of Common Stock issued to Seller shall not exceed $4 million and Buyer shall not be entitled to receive any shares from escrow or as additional purchase price based on any Annual Accrual in the fourth or fifth

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Contract Year which would result in the value of the Shares exceeding $4 million.

                  (b) Notwithstanding anything to the contrary contained herein, the aggregate number of shares of the Common Stock of Guarantor issuable to Seller pursuant to Section 3.1(a) plus the number of shares of Common Stock of Guarantor to be released from escrow and issuable as additional purchase price determined pursuant to Section 3.2(a) shall not exceed 1,500,000 shares.

                  (c) The shares of Common Stock issued pursuant to Section 3.1 shall be valued for purposes hereof (the "Value") as follows: the shares issued at the Closing shall be valued at the average of the Closing Price of the Common Stock of Guarantor for the 15 trading days preceding the Closing Date, and the shares of Common Stock accrued for any Contract Year shall be valued for purposes hereof at the average of the Closing Price of the Common Stock for the 15 trading days preceding the first day of the Contract Year.

                  (d) "Contract Year" shall mean a year commencing on the first day of the first calendar month commencing after the Closing Date or any anniversary date thereof and ending on the day preceding the next anniversary thereof.

                  (e) The "Annual Accrual" shall equal (x) four times the amount by which the Net Income for a Contract Year exceeds the Prior Year Net Income
(y) divided by the average of the Closing Price of the Common Stock for the 15 trading days preceding the commencement of the Contract Year; provided that if Buyer has incurred a Net Loss in any prior Contract Year and thereafter Buyer has Net Income for a Contract Year which at least equals the Prior Year Net Income, then there shall be added to the Net Income for purposes of determining the Annual Accrual for such Contract Year an amount equal to the Net Loss in such prior Contract Year.

                  (f) The "Annual Deficit" shall equal four times the amount of the Net Loss for a Contract Year divided by the average of the Closing Price of the Common Stock for the 15 trading days preceding the Commencement of the Contract Year.

                  (g) "Net Income" or "Net Loss" for the Contract Year shall equal the net income (or net loss), after taxes, of Buyer determined in accordance with GAAP on the same basis as used in determining net income in Guarantor and its subsidiaries' regularly prepared audited financial statements; provided that only one-fourth of interest paid or accrued on loans made by Guarantor or its subsidiaries to Buyer shall be deducted and

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there shall be no allocation of parent or related company overhead in determining Net Income.

                  (h) The "Prior Year Net Income" shall equal zero for the first Contract Year, and for each subsequent Contract Year shall equal the highest Net Income for any preceding Contract Year; provided that in no event shall the Prior Year Net Income for any year be less than zero.

         3.3 Procedures for Determining Number of Shares to be Released from Escrow and Additional Purchase Price.

                  (a) Within 120 days after the end of each Contract Year, Buyer shall furnish to Seller a statement setting forth in reasonable detail the calculation of Net Income for the Contract Year. Seller shall be deemed to have agreed to and accepted such calculation unless no later than 30 days after the delivery of the calculation by Buyer to Seller, the Seller shall give notice to Buyer objecting to the calculation and setting forth in reasonable detail the basis for such objection. Seller shall be given a reasonable opportunity to review the Buyer's books and records relating to the calculation of Net Income to determine the accuracy of such calculation. In the event of any adjustments in any of the revenues or expenses of Buyer in connection with the annual audit of the consolidated financial statements of Guarantor and its subsidiaries, the Net Income of Buyer for purposes of this Section 3 shall be recalculated to reflect such adjustments.

                  (b) If Seller furnishes a notice of objection, Seller and Buyer agree to use their best efforts, in good faith, during the 30 day period following the furnishing of such notice of objection to resolve the disagreement. If the parties are unable to agree on Net Income for the Fiscal Years during such 30 day period, the amount of the Revenues shall be determined by an accounting firm (the "Accountants") agreed to by Buyer and Seller. The losing party shall bear the fees of the Accountants, in connection with such determination; provided that the fees of such Accountants shall be borne 50% by Seller and 50% by Buyer if the arbitration results in a decrease in Net Income that is less than 5% and neither party shall be deemed to be a losing party, and Seller shall be deemed to be the losing party unless such arbitration does not result in a decrease in Net Income; and Buyer shall be deemed to be the losing party if such arbitration results in a decrease in Net Income of more than 5%. In no event shall the costs incurred by Buyer in connection with any such arbitration proceeding be treated as an expense in determining Net Income under this Section 3.


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         3.4      Release of Shares of Common Stock from Escrow and
Issuance of Additional Shares of Common Stock.

                  (a) Within 10 days following a final determination (whether as a result of Seller not furnishing written notice of any disagreement with Buyer's determination, a resolution by Buyer and Seller of any disagreement, or a determination by the Accountants selected to resolve any disagreement between the parties) of the number of shares of Common Stock of Guarantor to be released from escrow or issuable to Seller after the third, fourth or fifth Contract Year, whichever is the final Contract Year in which the number of shares issuable to Seller is to be determined pursuant to Section 3.2, there shall be released from escrow or Buyer shall issue to Seller, as the case may be, the number of shares of Common Stock of Guarantor determined pursuant to Section 3.2, provided that, in the event of a dispute as to Buyer's determination of Net Income, there shall be released from escrow, or the Buyer shall deliver to the Seller, as the case may be, the undisputed amount of the shares of Common Stock of Guarantor within ten days of Seller's furnishing a written notice of disagreement and the balance following the final determination, as set forth above.

                  (b) The shares of Common Stock of Guarantor held in escrow pursuant to Section 3.1(b) (together with any dividends paid thereon or cash or other securities received in connection therewith or in exchange therefor, and any interest or other income earned with respect thereto) shall be released to Seller if, and only to the extent that, Seller is entitled to be issued shares of Common Stock pursuant to Section 3.2 in accordance with the procedures set forth in Section 3.4(a). Any shares of Common Stock of Guarantor (together with any dividends paid thereon or cash or other securities received in connection therewith or in exchange therefor, and any interest or other income earned with respect thereto) held in escrow in excess of the number of shares of Common Stock to be released to Seller pursuant to the preceding sentence shall be distributed to Buyer and shall be cancelled. Each of Seller and Buyer agrees to give to the Escrow Agent all notices required under the Escrow Agreement in connection with the release of the shares of Common Stock from escrow in accordance with this Section 3.4(b).

          3.5     Adjustment of Common Stock.

                  (a) If, as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction,
(i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of

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Guarantor, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in the kind of shares issuable to Seller pursuant to this Section 3.

             (b) If there shall be any reorganization, merger or consolidation of Guarantor with one or more other corporations or Guarantor shall be acquired in a transaction in which the stockholders of Guarantor are issued cash, property or securities of another company, Seller shall be entitled to receive in lieu of Common Stock of Guarantor the securities, property or cash to which a holder of Common Stock of Guarantor received pursuant to such reorganization, merger, consolidation or acquisition.

         4.  The Closing.

         4.1 Closing. The Closing will take place at the offices of Bachner, Tally, Polevoy & Misher, 380 Madison Avenue, New York, New York 10017 at 10:00 A.M. (New York City time), on April 1, 1997 (or, if later, the second Business Day following the satisfaction or waiver of the conditions set forth in Sections 9 and 10) or at such other place, date and time as the parties may agree in writing. The date of the Closing is herein referred to as the "Closing Date."

         4.2 Items to be delivered at Closing by Seller and Stockholders. At the Closing, Seller and Stockholders shall deliver to Buyer the following:

             (a) The bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form attached hereto as Exhibit 4.2, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the Assets;

             (b) The documents contemplated by Sections 3, 4, and 9; and

             (c) All other documents, instruments and writings required by this Agreement to be delivered by the Seller and Stockholders at the Closing.

         4.3 Items to be Delivered at Closing by Buyer. At the Closing, Buyer shall deliver to Seller and Stockholders the following:


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              (a)      the shares of Common Stock issuable to Seller at
the Closing, which shall bear the legend referred to in
Section 5.26;

              (b)      the Assumption Agreement;

              (c)      The documents contemplated by Sections 3, 4, and
10; and

              (d) All other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing.

         4.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets acquired hereunder in accordance with Schedule 4.4, it being agreed that no portion of the consideration shall be allocated to Seller and Shareholders' covenant not to compete. Seller, Stockholders and Buyer each hereby covenant and agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the provisions of this Section 4.4.

         5.   Representations and Warranties of Seller and Stockholders.

         Seller and Stockholders, jointly and severally, represent and warrant (both as of the date of this Agreement and as of the Closing Date) to, and agree with, Buyer as follows:

         5.1  Authorization.

              (a) Stockholders are of full age and have full right, power, legal capacity and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement and the performance of Stockholders' obligations hereunder constitute valid and binding obligations of Stockholders, enforceable against them in accordance with its terms.

              (b) The Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the performance of the Seller's obligations hereunder have been duly authorized by all necessary corporate action of the Seller (including, but not limited to, approval by Seller's Board of Directors and Shareholders) and this Agreement

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constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         5.2  Capitalization of Seller.

              (a) Stockholders own all of the outstanding shares of common stock of the Seller, of record and beneficially, free and clear of all Encumbrances.

              (b) There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale, purchase, redemption, voting or transfer of any equity securities or other securities of the Seller. None of the outstanding equity securities was issued in violation of the Securities Act of 1933, as amended or any state securities laws. Seller has delivered to Buyer true and complete copies of their respective Certificates of Incorporation and By-Laws (or other governing instrument), as currently in effect, and of any agreements referred to in this Section 5.2(b).

         5.3 Organization of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated, is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. Schedule 5.3 sets forth the jurisdictions in which the Seller is qualified to do business. Except as set forth in Schedule 5.3, Seller has no subsidiaries, nor does it own any equity interest in, or control directly or indirectly, any other entity. The Seller is not a party to any joint venture or partnership agreement.

         5.4 No Conflict as to Seller and Stockholders. Neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (a) violate any provision of the Certificate of Incorporation or By-Laws of the Seller or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of the Seller or the Stockholders under, any agreement or commitment to which the Seller or either of the Stockholders is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Seller or either of the Stockholders is subject, or (c) to the best of Seller's and Stockholders' knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to the Seller or the Stockholders.

         5.5 Consents and Approvals of Governmental Authorities. Except as set forth in Schedule 5.5, to the best of Seller's and Stockholders' knowledge, no notice to, consent, approval or authorization of, declaration, filing or registration with, or license from, any governmental body is required (a) in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, or (b) to enable the Buyer subsequent to the Closing to conduct its business in the manner conducted by Seller prior to the Closing.

         5.6 Other Consents. Except as set forth in Schedule 5.6, no consent of, or notice to, any Person is necessary in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, including, but not limited to, parties to leases or other agreements or commitments.

         5.7 Financial Statements. Seller has delivered to Buyer: (a) unaudited consolidated balance sheets of the Seller as at December 31 for each of the years 1994 through 1996 (the "Balance Sheets"), and the related unaudited statements of income and retained earnings and cash flows for each of the fiscal years then ended, and (b) an unaudited consolidated balance sheet of the Seller as at February 28, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income and retained earnings and cash flow for the two months then ended, including in each case the notes thereto. The balance sheet of the Seller at December 31, 1996 is individually referred to herein as the "Recent Balance Sheet". Such financial statements and notes are true, complete and correct and fairly present the financial condition and results of operations of the Seller as at the respective dates thereof and for the periods therein referred to (subject, in the case of the interim statements, to normal year-end adjustments).

         5.8 No Undisclosed Liabilities. Except as set forth in Schedule 5.8, the Seller has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise that were not fully reflected or reserved against in the Balance Sheets and the Interim Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice (in nature and scope) since the respective dates thereof, and Seller has no obligations or liabilities (whether absolute, accrued, contingent or otherwise) to repurchase and/or indemnify for losses or breaches of representations and warranties in connection with mortgage loans originated, purchased or arranged by Seller.

         5.9 Absence of Certain Changes. Except as set forth in Schedule 5.9, since the date of the Recent Balance Sheet, there has not been, occurred or arisen, with respect to the Seller:

                  (a) any change or amendment in the Seller's Certificate of Incorporation or By-Laws;

                  (b) any declaration, setting aside, or payment of any dividend or other distribution in respect of equity securities of the Seller or any direct or indirect redemption, purchase or acquisition by any person of any such securities or of any interest in or right to acquire any such securities.

                  (c) any damage, destruction or loss of any of the Assets (whether or not covered by insurance);

                  (d) any incurrence or assumption of any indebtedness for money borrowed or the guaranty of any indebtedness or other obligation by the Seller;

                  (e) any of the Assets being subjected to any Encumbrance by reason of any action by Seller or Stockholders or, to the best of Seller's and Stockholders' knowledge, any other Encumbrances;

                  (f) the cancellation of any debts or waiver of any claims or rights of value of the Seller;

                  (g) transfer or other disposition or lease of any of the Seller's assets, except in the ordinary course of business;

                  (h) any loan or advance by the Seller, other than mortgage loans made in the ordinary course of business;

                  (i) any increase by the Seller in the compensation of their officers or employees (including any such increase pursuant to any of the Plans) of the Seller;

                  (j) the purchase of any properties or assets, other than in the ordinary course of business and consistent with past practice;

                  (k) any capital expenditures or additions to property, plant or equipment or the acquisition of any other property or assets, at a cost in excess of $2,500 in the aggregate, by the Seller, other than purchases of supplies in the ordinary course of business;

                  (l) any payment, loan or advance made by the Seller of any amount to, or the lease by the Seller of any of the properties or assets to or from, or the entering into any other agreement or arrangement with, any Related Party;

                  (m) any sale, transfer, assignment or conveyance of any property or asset to, or the purchase or acquisition of any property or assets from, or any other transaction or commitment with, any Related Party;

                  (n) any write-off or write-down of any of the Assets or any determination to write-off or write-down any of the Assets;

                  (o) any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

         5.10 No Material Adverse Change. Since the date of the Recent Balance Sheet, there has not been any material adverse change in the Business and Condition or any event, condition or contingency that might result in such a material adverse change, provided that the continuation of the losses being incurred by Seller in the ordinary course of business shall not be deemed to be such a material adverse change.

         5.11 Title to Properties; Encumbrances; Condition.

                  (a) The Seller does not own any real property. Schedule 5.11 describes all real property leased by the Seller and all personal property or interests therein owned or leased by the Seller and included in the Assets (specifying whether such property is owned or leased). The Seller has good, valid and marketable title to all of the assets (personal and mixed, tangible and intangible) that it purports to own. The equipment of the Seller is in good operating condition and repair, ordinary wear and tear excepted.

                  (b) The Assets include all rights, properties and other assets used in and necessary to permit the Buyer to conduct the Seller's business in all material respects in the same manner as such business was conducted prior to the date of this Agreement and the Seller owns, or has the right to use under contracts, agreements or understandings which are included in the

Assets, all rights, properties and other assets presently used in the conduct of such business.

         5.12 Litigation. Except as set forth in Schedule 5.12, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental body pending or, to the best knowledge of Seller and Stockholders, filed but not yet served or threatened against or involving the Seller or the Assets and neither the Seller nor Stockholders have received any notice of any event or occurrence which could result in any such action, suit, inquiry, proceeding or investigation nor to Seller's or Shareholders' knowledge is there any valid basis for any such action, suit, inquiry, proceeding or investigation. Except as set forth in Schedule 5.12, the Seller is not subject to any judgment, order or decree.

         5.13  Taxes.

               Schedule 5.13 is a true, correct and complete list of all of the taxing authorities with which the Seller is required to file any Tax Returns in connection with the conduct of its business. The Seller has timely filed all Tax Returns required to be filed by it as of the date hereof and has paid in full all Taxes due as of the date hereof. Neither the Seller nor the Stockholders know of any audit, assessment, notice of deficiency, claim or demand for Taxes or proposed deficiency against its for any Taxes. The Seller has not consented to a waiver or extension of the statute of limitations for assessments of any tax liability for any year with any taxing authority. The federal income tax returns of the Seller have never been examined by the Internal Revenue Service.

         5.14 Trademarks, Trade Names, Etc. The Seller owns, or is licensed or to the best knowledge of Seller and Shareholder, otherwise has the full rights to use, all Proprietary Rights used in or necessary for the conduct of the business of the Seller as heretofore conducted, and as presently contemplated to be conducted. Schedule 5.14 contains an accurate and complete list of all Proprietary Rights owned, used or proposed to be used by the Seller, all licenses or other agreements with respect thereto, and all applications therefor. Except as set forth in Schedule 5.14, to the best of Seller's and Stockholders' knowledge: the Seller has the sole and exclusive right to use the Proprietary Rights referred to therein, all of such Proprietary Rights are included in the Assets and the consummation of the Contemplated Transactions will not alter or impair any such rights; no claims have been asserted by any Person to the use of any such Proprietary Rights or challenging or questioning the validity or effectiveness of any such Proprietary Rights, licenses or agreements, and there is no valid basis for any such claim; and the use of such Proprietary Rights by the Seller does not violate or infringe the rights of any Person. Neither the Seller nor, to the best knowledge of Seller and Stockholders, any other Person is in default under any license or other agreement relating to such Proprietary Rights, and all such licenses and agreements are valid, enforceable and in full force and effect.

         5.15 Banking Relationships. Schedule 5.15 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Seller maintain safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

         5.16 Contracts and Commitments. (a) Schedule 5.16 contains a true and complete and accurate list of the following contracts, agreements, understandings or other obligations (whether written or oral) to which the Seller is a party or by which any of the Assets are bound, true, complete and correct copies of which have previously been delivered by Seller to Buyer:

                           (i)   contracts, agreements, commitments or other
obligations with officers, employees, agents, consultants, advisors, or salesmen or under which Seller may have any obligation to pay commissions or similar payments;

                           (ii)  leases, subleases or rental or use agreements,
contracts, covenants or obligations;

                           (iii) contracts, agreements, commitments or other
obligations under which Seller has any obligation to repurchase mortgage loans or indemnify any person in connection with any losses or breaches of representations and warranties relating to mortgage loans.

                           (iv)  contracts, agreements, commitments or other
obligations with any Person containing any provision or covenant limiting the ability of the Seller to engage in any line of business or to compete with any Person.

                           (v)   contracts, agreements or commitments relating
to the origination, purchase or sale of mortgage loans; and

                           (vi)  all other contracts, agreements, commitments,
or other obligations (written or oral) whether or not made in the ordinary course of business which either (i) may involve the expenditure by the Seller of funds in excess of $5,000 per commitment (or under a group of similar commitments), (ii) do not terminate or expire or are not terminable within 30 days from the date hereof without penalty, premium or other liability or obligation, or (iii) are otherwise material to the Seller.

                  (b) There are no existing material defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller, or to the best knowledge of the Seller and the Stockholders, any other party, under any of the material agreements or commitments required to be included in
Schedule 5.16.

         5.17 Mortgage Loans.

                  (a) The origination of Mortgage Loans by Seller complied in all material respects with applicable laws or regulation of any governmental body, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws relating to the origination of mortgage loans. The mortgage loans originated by Seller did not include prepayment premiums or penalties or any other provisions which violate applicable laws or regulations of any governmental body or would adversely affect the enforceability thereof.

                  (b) Except as set forth in Schedule 5.17(b), no complaints have been asserted in writing, no action has been commenced or threatened against, and no counterclaim has been made against, the Seller, by any Person who is the borrower under a mortgage loan originated by or through Seller or by any Person to which the Seller has sold mortgage loans.

                  (c) Set forth in Schedule 5.17(c) is a true and complete schedule of mortgage loans originated by Seller during each month during the 12 months ended December 31, 1996.

         5.18 Insurance. Schedule 5.18 contains an accurate and complete description of all policies of insurance of any kind or nature, including but not limited to, fire, liability, workmen's compensation, liability and other forms of insurance owned or held by or covering the Seller, its operations or all or any portion of the Assets. All such policies are in full force and effect, and the Company is not in default with respect to its obligations under any insurance policy maintained by it.

         5.19 Labor Relations. Schedule 5.19 lists the employees of the Seller, including their current positions and compensation (and any increases in wage rate or compensation of which such employees have been notified). Except as set forth in Schedule 5.19, the Seller is not obligated under any employment contract, and none of its current or former employees are covered by, and the Seller has no obligation with respect to, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in section 3(3) of ERISA), whether formal or informal (collectively, "Plans"). The Seller is not liable for any severance pay or other payments on account of termination of any former employee. Except as set forth in Schedule 5.19, (a) the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Seller is not nor has been engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Seller, (d) no labor union representation question exists respecting the employees of the Seller, (e) the Seller's relations with its employees are satisfactory, and (f) the Seller is not a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of the Seller is currently being negotiated.

                  (b) To the best knowledge of Seller and Stockholders, the Seller has performed and complied with all of its obligations under or with respect to such Plans and such Plans have operated in accordance with their terms. The Seller does not have any commitment, whether formal or informal and whether legally binding or not, to create any additional Plan. The Plans have operated in accordance with the applicable requirements of ERISA and the Code, to the extent applicable. The Seller does not have any current or projected liability in respect of post-employment or post-retirement benefits for retired or former employees of the Seller.

         5.20 Compliance with Law. Schedule 5.20 is a true and complete list, together with a brief description of each license, permit, order or approval of governmental bodies held or obtained by the Seller and its employees, including, but not limited to, all licenses relating to the conduct of the Seller's business relating to mortgage lending and mortgage brokerage. The Seller and its employees have all license, permits, orders or approvals from governmental bodies required for the conduct of its business. The operations of the Seller have been conducted in accordance with all applicable laws, regulations and other requirements of all governmental bodies having jurisdiction over the Seller and all licenses, permits, orders or approvals held by Seller applicable to the Seller's mortgage lending operations and to the best knowledge of Seller and Stockholders, all other laws, regulations and other requirements, including, without limitation, all such laws, regulations and requirements relating to truth-in lending, lending practices, consumer protection, equal opportunity, health and occupational safety matters. Neither the Seller nor the Stockholders has received any notification of any asserted present or past failure to comply with any such laws, rules, regulations or licenses or of any threatened suspension or cancellation thereof.

         5.21 Related Party Transactions and Interests.

              Except as set forth in Schedule 5.21, (i) no Related Party has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Seller, (ii) no Related Party is indebted to the Seller, (iii) the Seller is not indebted to any Related Party; and (iv) no Related Party is a party to any lease, agreement or commitment with the Seller or owns any direct or indirect interest of any kind in, a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Seller.

         5.22 No Brokers or Finders. Neither the Seller nor the Stockholders, or any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions.

         5.23 Books and Records. The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and accurately reflect in all material respects the Business and Condition of the Seller.

         5.24 Investment Representations. Seller understands that the Common Stock of Credit Depot has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, that the Common Stock has not been registered under applicable state securities laws by reason of its issuance in a transaction exempt from such registration requirements, and that the Common Stock may not be sold or otherwise disposed of unless registered under the Securities Act and applicable state securities laws (the Seller being under no obligation so to register such Common Stock except as set forth in Section 13) or exempted from registration, and that the certificates representing the Common Stock will bear a legend to this effect.

         5.25 Seller's Acknowledgment as to Information. Seller acknowledges that it has had the opportunity to receive from Credit Depot such information with respect to Credit Depot as Seller has deemed necessary and relevant in connection with the transactions contemplated by this Agreement, and Seller has had the opportunity, directly or through representatives, to ask questions of and receive answers from persons acting on behalf of Credit Depot necessary to verify the information so obtained.

         5.26 Disclosure. No representations or warranties by Seller in this Agreement and no statement contained in any document (including, without limitation, financial statements, certificates, or other writing furnished or to be furnished to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Contemplated Transactions), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered to Buyer pursuant to this Agreement are or will be true and complete copies of what they purport to be. To the best knowledge of Seller and Stockholders, Seller and Stockholders have disclosed to Buyer all facts known to Seller or the Stockholders that may affect or does affect in a materially adverse manner the Seller's Business and Condition.

         6. Representations and Warranties of Buyer. Buyer represents and warrants (both as of the date of this Agreement and as of the Closing Date) to, and agrees with, Seller and Stockholders, as follows:

         6.1 Organization of Buyer; Authorization. Buyer and Guarantor are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, but not limited to, approval by the Board of Directors) of Buyer and Guarantor and this Agreement constitutes a valid and binding obligation of Buyer and Guarantor, enforceable against it in accordance with its terms.

         6.2 No Conflict as to Buyer. Neither the execution and delivery of this Agreement or the Guaranty nor the performance of

Buyer's obligations hereunder will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Buyer or Guarantor, (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer or Guarantor is party or (c) violate any statute or law or any judgment, decree, order, regulation and rule of any court or other governmental body applicable to Buyer or Guarantor.

         6.3 Capitalization . The authorized capital stock of Guarantor consists of 37,000,000 shares, consisting of (a) 2,000,000 shares of a class designated as preferred stock, par value $ per share ("Preferred Stock"), and (b) 35,000,000 shares of Common Stock. As of the date hereof, (i) 310,000 shares of Preferred Stock are issued and outstanding,(ii) 3,741,861 shares of Common Stock were issued and outstanding, and (iii) 12,285,118 shares of Common Stock were reserved for issuance on conversion or exercise of outstanding convertible securities, warrants and options.

         6.4 SEC Reports. The Buyer has heretofore delivered to the Seller, in the form filed with the SEC true and complete copies (including any amendments thereto) of Guarantor's Annual Report on Form 10-KSB for the Year Ended June 30, 1996, Quarterly Report on Form 10-QSB for the Quarters Ended September 30, 1996 and December 31, 1996 and Proxy Statement dated December 17, 1996.

         6.5 No Brokers or Finders. Neither Buyer nor Guarantor, nor any of their officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions.

         6.6 Disclosure. No representations or warranties by Buyer in this Agreement and no statement contained in any document (including, without limitation, certificates or other writing furnished or to be furnished by Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Contemplated Transactions), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered to Seller or Stockholders pursuant to this Agreement are or will be true and complete copies of what they purport to be.

         7.  Covenants of Seller and Buyer.

         7.1 Regulatory Matters. Seller, Stockholders and Buyer shall (a) file with applicable regulatory authorities the applications and related documents required to be filed by them (and prosecute diligently any related proceedings) in order to consummate the Contemplated Transactions, and (b) use their best efforts to obtain any necessary consents of regulatory authorities and cooperate with the others as they may reasonably request in connection with the foregoing.

         7.2 Publicity. Except as required by law or to comply with applicable securities law requirements, prior to the Closing, neither the Buyer, the Seller nor the Stockholders will make any public disclosure of the execution of this Agreement or of the terms hereof without the prior written consent of the other party of such disclosure and the form thereof. Nothing herein shall prevent any disclosure of the execution or terms of this Agreement in connection with financings or potential financings for Credit Depot.

         7.3 Access Following Closing. Following the Closing Date, (a) Seller shall give Buyer, and its authorized representatives, (i) access to its books and records (and permit Buyer to make copies thereof) to the extent relating to the Seller, as Buyer may reasonably request and (ii) assistance with the audit of the financial statements of the Seller, any proceedings relating to Tax Returns or any investigations by governmental bodies, to the extent relating to periods prior to the Closing Date, as Buyer may reasonably request.

                  (b) Following the Closing, Buyer shall give Seller, and their authorized representatives, access to its books and records (and permit Seller to make copies thereof) to the extent relating to periods prior to the Closing Date as Seller may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes or investigations by governmental bodies.

         7.4 Confidentiality. Prior to the Closing Date (or at any time if the Closing does not occur), Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisers) or use (except in connection with the Contemplated Transactions) all non-public information obtained by Buyer in connection with the Contemplated Transactions. Prior to and following the Closing, Seller and Stockholders shall, keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisers) or use (except in connection with preparing Tax

Returns, conducting proceedings relating to Taxes and, prior to the Closing Date, as required in the conduct of the business of the Seller in the ordinary course and consistent with past practice) any non-public information relating to the Seller's business or the Assets. This Section 7.4 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the other parties prior to making any disclosure and the party subject to such requirement cooperates as the others may reasonably request in resisting it. Seller and Buyer shall cause their respective representatives, employees, attorneys, accountants and advisers to whom information is disclosed in connection with the Contemplated Transactions to comply with the provisions of this Section 7.4.

         7.5  Tax Matters.

              Between the date of this Agreement and the Closing Date, Seller shall file on a timely basis all Tax Returns required to be filed by them. Seller shall deliver or cause to be delivered to Buyer at least 30 days prior to the filing thereof a copy of each Tax Return to be filed on or before the Closing Date by the Seller with respect to any period ended on or before the Closing Date. Any such Tax Return shall be prepared in a manner that, to the extent consistent with applicable laws and regulations, is consistent with the positions taken and accounting methods employed by the Seller in the preparation of similar Tax Returns for prior periods. Seller shall be responsible for filing all Tax Returns, and payment of all Tax liabilities of the Seller whether relating to periods prior to or subsequent to the Closing.

         7.6 Change of Corporate Name. From and after the Closing, Seller and the Stockholders will discontinue using in the conduct of their business or otherwise, the words constituting the present name of Seller or any words or expression bearing any resemblance to or likely to be confused with its present name or names and will promptly change the corporate names of Seller. Seller and Stockholders will execute or obtain such consents and documents as Buyer shall request in order to enable Buyer to use as it may desire the aforesaid name as its corporate name and for all other purposes to the extent it shall deem desirable.

         7.7 Right of First Refusal on Mortgage Loans. Buyer and Seller agree that after the execution of this Agreement and until the expiration of the third Contract Year (or the fourth or fifth Contract Years, to the extent that Seller is entitled to be paid additional purchase price pursuant to Section 3.2 based on the Net Income in such Contract Year), Buyer shall be permitted to sell mortgage loans to third parties other than Guarantor and its subsidiaries, provided that Buyer offers Guarantor a right of first refusal with respect to such mortgage loans in accordance with the provisions of this Section
7.7. If Buyer receives a bona fide offer from a third party to purchase any mortgage loan held by Buyer or any mortgage loans to be originated by Buyer (provided that, with respect to mortgage loans to be originated, the maximum amount of such mortgage loans subject to any single commitment or related commitments (provided that any commitment entered into more than 25 days after a prior commitment shall not be deemed to be related to such prior commitment) shall not exceed one month's loan production and the aggregate commitment of Buyer pursuant to any such offer shall not exceed Buyer's average loan production for the three calendar months preceding such offer), Buyer will offer such mortgage loan or mortgage loans to Guarantor on the same terms and conditions as such third party has offered. Buyer will provide Guarantor with such information and documentation as Guarantor shall reasonably request to determine whether to exercise its right of first refusal hereunder. The right of first refusal granted to Guarantor hereunder with respect to a particular mortgage loan is conditioned on (i) Buyer having an on-site underwriter (who shall be an employee of Guarantor (and will be paid by Guarantor) and not of Buyer) at its premises during its normal hours (provided that no on-site underwriter need be present during periods when the on-site underwriter is not present for normal business reasons, such as vacation, sick or personal time and periods reasonably necessary to replace an on-site underwriter after termination or resignation) and (ii) Guarantor providing conditional pre-approval of such mortgage loan within four working hours from the request for pre-approval, provided documents reasonably required by Guarantor in connection with such pre-approval are submitted by Buyer prior to 12:00 noon on a business day.

         7.8 Acquisition of Guarantor. If any person or group of related persons not affiliated with Credit Depot shall acquire all or substantially all of the assets of Credit Depot or more than 50% of the voting stock of Credit Depot or if Credit Depot shall merge with or into another company in a transaction in which the stockholders of Credit Depot immediately before the merger do not own at least 50% of the voting securities of the surviving corporation after the merger, then any shares of Common Stock of Credit Depot which have been accrued pursuant to Section 3.2 with respect to a prior Contract Year and based on an interim calculation of the Annual Accrual (or Annual Deficit) for the Contract Year in which the transaction occurs, but which have not yet been issued, shall immediately vest and be issuable on the closing of such transaction. The consummation of such transaction shall not otherwise affect the terms on which the additional purchase price pursuant to Section 3.2 shall accrue and be paid, except for the adjustments provided in Section 3.5(b) and the acquiring or surviving entity shall continue to be bound by the same obligations with respect to the operations of the business of Buyer, including obligations under Section 3, as were required prior to the consummation of the transaction.

         7.9 Bankruptcy of Guarantor. If Guarantor commences (as the debtor) any case in bankruptcy or consents to or admits the material allegations against it in any such case or proceeding against it or a case in bankruptcy is commenced against Guarantor, as the debtor, and a court having jurisdiction enters an order for relief against Credit Depot in such case or proceeding and such case remains undismissed for 180 days, then Seller shall have an option to purchase the Buyer by returning all of the Common Stock of Guarantor previously received by Seller, less an amount of Common Stock (determined based on the Value of the Common Stock at the date of the exercise of the option) equal to the Buyer's Net Income prior to the exercise of said option, provided that in no event, however, shall the value of the consideration paid by Sellers be less than $10,000.00.

         7.10 Loan to Buyer. After the Closing, Credit Depot shall loan to Buyer up to $500,000, as, and to the extent, reasonably requested by Buyer to meet the requirements of its business. Nothing herein shall restrict Credit Depot from making other loans to Buyer which Credit Depot determines to be necessary or useful in connection with Buyer's business. Such loans shall bear interest at the rate of 10% per annum and shall be on commercially reasonable terms.

         7.11 Operations of Buyer. (a) Buyer agrees that, during the term of their employment pursuant to their Employment Agreements, Stockholders shall be entitled to day-to-day operational control of the Buyer, subject to oversight by the Buyer's Board of Directors of Buyer and compliance with reasonable policies established by the Buyer's Board of Directors; provided that Stockholders comply in material respects with the agreements contained in this Section 7.11, and provided further that nothing herein shall give Stockholders the authority to take any action outside of the ordinary course of Buyer's business.

                  (b) Stockholders agree to: (i) conduct the business of Buyer in a commercially reasonable manner and consistent with good industry practice;
(ii) comply, in all material respects, with all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental body applicable to Buyer or the conduct of Buyer's business; (iii) cause Buyer to perform all of its material obligations under all material contracts, agreements, licenses, permits, instruments, or undertakings; (iv) not cause the Buyer to engage in any business other than the business of originating mortgage loans, and, specifically, Stockholders shall not cause the Buyer to purchase any mortgage loans (which shall not preclude repurchases of mortgage loans under warehouse loan agreements entered into with the approval of Buyer's Board of Directors); (v) not enter into on behalf of Buyer, without the approval of Buyer's Board of Directors, any agreement or commitment for the purchase or sale of mortgage loans, except for sales of mortgage loans held by the Buyer on the date of such agreement or commitment or commitments to sell mortgage loans which do not exceed Buyer's mortgage loan production for one month (provided that with respect to mortgage loans to be originated, the maximum amount of such mortgage loans subject to any single commitment or related commitments (provided that any commitment entered into more than 25 days after a prior commitment shall not be deemed to be related to such prior commitment) shall not exceed Buyer's average loan production for the three calendar months preceding such commitment); (vi) not enter into loan or warehouse agreements without the approval of Buyer's Board of Directors, which approval shall not be unreasonably withheld; (vii) not cause Buyer to enter into any transaction with the Stockholders or members of their families without the approval of Buyer's Board of Directors; (viii) not to cause Buyer to enter into any agreement which is not cancelable without penalty or premium on 30 days notice or which provides for aggregate payments by Buyer (individually or together with any related matters) of more than $50,000, without the approval of Buyer's Board of Directors, which approval shall not be reasonably withheld if the expenditures pursuant to such agreement do not exceed the amounts contained in the Buyer's budget as described in subparagraph (ix) below; and (ix) operate the Buyer's business in accordance with the budget attached hereto as Schedule 7.11(b) through March 31, 2000 and thereafter in accordance with a budget reasonably agreed to by Stockholders and the Buyer's Board of Directors which shall provide for aggregate expenditures not in excess of 10% of the budget for the prior year.

         (c) Seller agrees that its Board of Directors will make any determination required by this Section 7.11(c) promptly.

         7.12

         8. Covenants of Seller. Buyer shall reimburse Seller for amounts paid under the settlement agreement with Results Technology to the extent that such payments and other Assumed

Liabilities and payments subject to the $375,000 limit referred to in Section 2.5(b)(ii) do not exceed $375,000.

         8.1 Access. Between the date of this Agreement and the Closing Date, Seller shall (a) give Buyer and its authorized representatives full access to all plants, offices, warehouses and other facilities and properties of the Seller and to the books and records of the Seller (and permit Buyer to make copies thereof), (b) permit Buyer to make inspections thereof, and (c) cause its officers and its advisers (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish Buyer with such financial and operating data and other information with respect to the Assets, and to discuss with Buyer and its authorized representatives the affairs of the Seller, all as Buyer may from time to time reasonably request.

         8.2 Updating of Representations and Warranties. Between the date of this Agreement and the Closing Date, Seller and Stockholders shall give notice to Buyer promptly upon Seller or the Stockholders becoming aware of (a) any inaccuracy of a representation or warranty set forth in Section 5 or in the Schedules hereto or (b) any event or state of facts that, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation and warranty to be inaccurate, any such notice to describe such inaccuracy, event or state of facts shall be in reasonable detail.

         8.3 No Solicitation. Following the execution of this Agreement, neither Seller nor the Stockholders, nor any of Seller's affiliates nor any of such Persons' directors, officers, employees, agents or representatives will directly or indirectly, (a) solicit or encourage any inquiries, discussions or proposals for, (b) continue, propose or enter into negotiations or discussions with respect to, or (c) enter into any agreement or understanding providing for, any acquisition of the capital stock, assets or business of the Seller; nor shall any such persons or entities provide any information to any person (other than the Buyer and its representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposal with respect to any such transaction. Seller will immediately advise the Buyer of, and communicate to the Buyer the terms of, any such inquiry or proposal that any of Seller or such persons may receive or of which any of them may become aware, including the identity of the person making such inquiry or proposal.

         8.4 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Seller shall (a) conduct its business only in the ordinary course and consistent with past practice, (b) maintain the Assets in good working order and condition, ordinary wear and tear excepted, (c) maintain in full force and effect all fire, liability and other insurance policies and (d) continue all current marketing and selling activities relating to the business, operations or affairs of the Seller.

         8.5 Business Organization. Between the date of this Agreement and the Closing Date, Seller shall (a) preserve substantially intact the business organization of the Seller and keep available the services of the present officers and employees of the Seller, (b) preserve in all material respects the present business relationships of Seller, (c) maintain in full force and effect all licenses from governmental bodies applicable to the Seller and its employees and comply, in all material respects, with all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental body applicable to it or the conduct of its business, and (d) perform all of its material obligations under all material contracts, agreements, licenses, permits, instruments, or undertakings.

         8.6 Other Restrictions. Between the date of this Agreement and the Closing Date, Seller shall not:

                  (a) take any action which would render any of its representations or warranties contained in Section 5.9 untrue or inaccurate in any material respect;

                  (b) enter into any agreement or commitment or engage in any activity or transaction other than agreements, commitments, and transactions in the ordinary course of business and consistent with past practice;

                  (c) enter into any agreement or commitment for the purchase or sale of mortgage loans, except for sales of mortgage loans held by the Seller on the date of such agreement or commitment, without the prior written consent of Buyer.

                  (d) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

         8.7 Other Actions by the Seller. (a) Between the date of this Agreement and the Closing Date, Seller and Buyer shall not, take or omit to take any action, the result of which would be the failure to satisfy any condition specified in Section 8 or 9, as applicable.

                  (b) Subject to the terms and conditions of this Agreement, Seller and Stockholders shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to cause the conditions specified in Section 9 to be satisfied, the transactions under Section 2 to be effected simultaneously with the Closing, and otherwise to consummate and make effective the transactions contemplated by this Agreement.

                  (c) Between the date of this Agreement and the Closing, Seller may settle liabilities of Seller with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

         8.8 Legal Fees. The Seller agrees that the legal fees and disbursements incurred by Seller in connection with the Contemplated Transactions will not exceed $25,000.

         8.9 Resolution of Dispute. Prior to the Closing, Seller shall cause any claims which Results Technologies, Inc. may have against Seller to be released without further liability. Any payments made by Seller in connection therewith shall be included in Seller's liabilities under Section 2.5(a)(ii) and shall be subject to the limitation in Section 2.5(b).

         9. Conditions to Buyer's Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by
Buyer:

         9.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or materially delays consummation of any or all of the Contemplated Transactions, and Buyer shall have received a certificate to that effect signed by the President of the Seller.

         9.2 Representations, Warranties and Agreements. (a) The representations and warranties of Seller and Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made at such time (such representations and warranties not being affected by any updating information furnished pursuant to Section 8.2 or any other provision of this Agreement), (b) Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) Buyer shall have received a certificate to that effect signed by the President of the Seller and the Stockholders.

         9.3 Legal Opinion. Buyer shall have received an opinion from counsel to Seller, dated the Closing Date and in substantially the form of Exhibit 9.3.

         9.4 Litigation. No action or proceeding shall be pending or threatened by or before any Person, court or other governmental body to restrain or prohibit or to recover damages in respect of any or all of the Contemplated Transactions or to revoke or suspend any license, permit, order or approval by reason of any or all of the Contemplated Transactions; nor shall there be any other action or proceeding pending or threatened which action, or other proceeding may, in the reasonable opinion of Buyer, result in a decision, ruling, or finding that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of the Seller or Stockholders to perform their obligations under this Agreement.

         9.5 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of governmental bodies necessary for the consummation of the Contemplated Transactions shall have been obtained on terms satisfactory to Buyer and shall be in full force and effect.

         9.6 Other Consents. Consents or waivers from parties other than governmental bodies that are required in connection with the consummation of the Contemplated Transactions shall have been obtained on terms satisfactory to Buyer and shall be in full force and effect and signed copies thereof shall have been delivered to Buyer.

         9.7 Secretary of State Certificates. Buyer shall have received a Certificate of the Secretary of State of the State of Ohio, with respect to the Seller, and of each state in which the Seller is qualified to do business as a foreign corporation as of a recent date showing Seller to be validly existing or qualified as a foreign corporation in its state of existence and qualification, as the case may be, and in good standing and that all franchise taxes required to be paid and all reports required to be filed have been duly paid and filed, and with respect to the Certificates of the Secretary of State of the State of [ ], listing all documents filed and attaching certified copies thereof.

         9.8 Secretary's Certificate of the Seller. Buyer shall have received a Certificate of the Secretary of the Seller stating that (i) no document has been filed relating to or affecting the Certificates of Incorporation of the Seller, after the date of the Certificate of the Secretary of State of the state of its incorporation furnished pursuant to Section 9.7, and (ii) attached to the Certificate is a true and complete copy of By-Laws of the Seller, as in full force and effect at the date of the Closing.

         9.9 Resolutions. Buyer shall have received certified copies of resolutions duly adopted by the Seller's Board of Directors and Stockholders authorizing the execution of this Agreement and the performance by Seller of the transactions contemplated hereby.

         9.10 Employment Arrangements. Each of the Stockholders shall have entered into employment agreements effective as of the Closing Date with Buyer, in substantially the form of Exhibits 9.10A and 9.10B, respectively.

         9.11 Non-Competition Agreement. Each of the Stockholders shall have entered into non-competition agreements (the "Non- Competition Agreements") effective as of the Closing Date, substantially in the form of Exhibit 9.11.

         9.12 Stock Option Letter. Buyer shall have received an executed copy of a Stock Option Letter executed by the Seller and each of the Stockholders.

         9.13 Proxy. Seller shall deliver to Buyer, in form reasonably satisfactory to Buyer, an irrevocable proxy to vote the shares of Common Stock held in escrow and not yet released pursuant to Section 3.4 in the discretion of the Company's Board of Directors.

         9.14 Compliance Evidence. Buyer shall have received such certificates, opinions, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this section 9.

         9.15 Proceedings Satisfactory. All certificates, opinions and other documents to be delivered by Seller and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the reasonable judgment of Buyer and its counsel.

         10. Conditions to Seller's Obligations.

         The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

         10.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays the consummation of any or all of the Contemplated Transactions and Seller shall have received a certificate to that effect signed by the chief executive officer of Buyer.

         10.2 Representations, Warranties and Agreements. (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, (b) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to the Closing and (c) Seller shall have received a certificate to that effect signed by the chief executive officer of Buyer.

         10.3 Legal opinion. Seller shall have received an opinion from Bachner, Tally, Polevoy & Misher, counsel to Buyer, dated the Closing Date and in substantially the form of Exhibit 10.3.

         10.4 Secretary of State Certificate. Seller shall have received a Certificate of the Secretary of State of the State of Delaware with respect to the Buyer and of each state in which the Buyer is qualified to do business as a foreign corporation as of a recent date showing the Buyer to be validly existing or qualified as a foreign corporation in its states of existence and qualification, as the case may be, and in good standing and that all franchise taxes required to be paid and all reports required to be filed have been duly paid and filed, and with respect to the Certificate of the Secretary of State of Delaware, listing all documents filed and attaching certified copies thereof.

         10.5 Secretary's Certificate of Buyer. Seller shall have received a Certificate of the Secretary of Buyer, stating that (i) no document has been filed relating to or affecting the Certificate of Incorporation of Buyer, after the date of the Certificates of the Secretary of State of Delaware furnished pursuant to Section 10.4, and (ii) attached to the Certificate is a true and complete copy of the Certificate of Incorporation and By-Laws of the Buyer as in full force and effect at the date of the Closing.

         10.6 Resolutions. Seller shall have received certified copies of resolutions duly adopted by the Buyer's Board of Directors authorizing the purchase of the Assets by the Buyer and the performance of the transactions contemplated hereby.

         10.7 Employment Arrangements. Buyer shall have entered into employment agreements effective as of the Closing Date with each of the Stockholders in substantially the form of Exhibits 9.10A and 9.10B, respectively.

         11.  Survival of Representations and Warranties; Indemnification.

         11.1 Survival. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for the time period set forth in Section 11.2 below notwithstanding any investigation conducted with respect thereto.

         11.2 Time Limitations. If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, other than those set forth in Sections 5.11(a), 5.15 (as to which Seller and Stockholders shall only be liable for out-of-pocket expenses, liabilities and damages incurred as a result of the breach thereof), 5.20, and 5.22, unless on or before 18 months from of the Closing Date, Seller is given notice asserting a claim with respect thereto. A claim with respect to Sections 5.11(a) 5.13, 5.20, and 5.22 may be made at any time. If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, unless on or before the third anniversary of the Closing Date, Buyer is given notice of a claim with respect thereto. However, the provisions of this Section 11.2 shall not apply to any liability resulting from any intentional misrepresentation or breach of warranty or any intentional failure to perform or comply with any agreement.

         11.3 Indemnification by Seller and Stockholders. Seller and Stockholders shall jointly and severally indemnify and hold harmless Buyer, and shall reimburse Buyer for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees, provided that the reimbursement of costs of investigation, defense and reasonable attorneys' fees shall be subject to
Section 11.7) or diminution of value (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Seller or Stockholders in this Agreement or in any certificate delivered by Seller or Stockholders pursuant to this Agreement, or any actions, omissions or statements of facts inconsistent with any such representation or warranty, (b) any failure by Seller or Stockholders to perform or comply with any agreement in this Agreement, (c) any and all liabilities and obligations of Seller that are not expressly assumed by Buyer under the terms of this Agreement, (d) any claim by any person based on any act or omission occurring prior to the Closing Date, except for claims base on Buyer's failure to pay or perform the Assumed Liabilities, (e) any claims by creditors of Seller (including any taxing authority) under any applicable bulk sales laws (it being understood that neither Seller nor Buyer shall require compliance with any such bulk transfer laws), (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller or the Stockholders (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (g) claims by any taxing authorities with respect to Taxes with respect to the period prior to the Closing, (h) any claims made against the Seller alleging violation of ERISA or otherwise premised on an ERISA claim or (i) any claims relating to the dispute listed on Schedule 5.8, provided that any damages or amount payable in settlement in such claim shall be paid by Buyer to the extent that such amount does not result in the liabilities set forth in Section 2.5(a)(i) and (ii) plus additional liabilities referred to in Section 2.5(b) (ii) and (v) exceeding $375,000.

         11.4 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and Stockholders, and shall reimburse Seller and Stockholders for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or any actions, omissions or statements of facts inconsistent with any such representation or warranty, (b) any failure by Buyer to perform or comply with any agreement in this Agreement,
(c) any and all liabilities expressly assumed by Buyer pursuant to Section 2.5 hereof; (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions and (e) any claim arising out of the performance of Seller of the service pursuant to
Section 2.6, unless such liability results from the bad faith or willful misconduct of Seller.

         11.5 Limitations as to Amount -- Seller. Seller shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 11.3 as to any matter or series of related matters as to which the total Damages is less than $1,000 and until the total of all Damages with respect to matters described in Section 11.3(a) exceeds $35,000 and then only for the amount by which such Damages exceed $35,000.

         11.6 Limitations as to Amount -- Buyer. Buyer shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 11.4 as to any matter or series of related matters as to which the total Damages is less than $1,000 and until the total of all Damages with respect to matters described in Section 11.4(a) exceeds $35,000 and then only for the amount by which such Damages exceed $35,000.

         11.7 Procedure for Indemnification. Promptly after receipt by an indemnified party under Sections 11.3 or 11.4 of notice of the commencement of any action for which indemnification is available under Sections 11.3, 11.4,
11.5 and 11.6, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless
(i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.

         12.   Termination.

         12.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

                    (a) By written agreement of Seller and Buyer at any time.

                    (b) By Seller, by notice to Buyer at any time, if one or more of the conditions specified in Section 10 is not satisfied at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible.

                    (c) By Buyer, by notice to Seller at any time, if one or more of the conditions specified in Section 9 is not satisfied at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible.

                    (d) By Buyer or Seller, by notice to the other at any time after June 30, 1997.

         12.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 12.1, this Agreement shall terminate without any liability or further obligation of any party to another, except for Sections 7.2 and 7.4, which shall survive termination. However, a termination under Section
12.1 shall not relieve any party of liability for any failure to perform or comply with any agreement prior to the date of termination or any misrepresentation or breach of warranty or constitute a waiver of any claim with respect thereto.

         13. Registration Rights.

         Credit Depot covenants and agrees as follows:

         13.1 Registration. Credit Depot will use its best efforts to file a registration statement covering the shares of Common Stock of Credit Depot with the SEC (i) no later than 75 days after the Closing Date, with respect to the shares of Common Stock of Credit Depot issued to Seller at the Closing and (ii) no later than 75 days after the date on which the remaining Common Stock of Credit Depot is issued to Seller pursuant to Section 3.4, with respect to such remaining shares.

         13.2 Obligations of Credit Depot. Whenever required under Section 13.1 to effect the registration of any Common Stock of Credit Depot, Credit Depot shall:

                      (a) Prepare and file with the SEC a registration statement with respect to such Credit Depot Common Stock and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for up to 180 days or until Seller has completed the distribution described in the registration statement, whichever occurs first.

                      (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                      (c) Furnish to Seller such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, all other documents filed with or correspondence with the SEC relating to the registration of the Credit Depot Common Stock, and such other documents as they may reasonably request in order to facilitate the disposition of Credit Depot Common Stock owned by them.

                      (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states as shall be reasonably requested by Seller; provided, that Credit Depot shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                      (e) Notify Seller at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                      (f) Credit Depot shall bear all fees and expenses in connection with the registration of the Credit Depot Common

Stock pursuant to this Agreement (excluding commissions, discounts, expenses of the broker or placement agent and transfer taxes.

         13.3 Furnish Information. It shall be a condition precedent to the obligations of Credit Depot to take any action pursuant to this Section 13 that the Seller shall furnish to Credit Depot such information regarding Seller, the Credit Depot Common Stock held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Credit Depot Common Stock.

         13.4 Blackout Periods. Credit Depot shall have the right to postpone the filing of a Registration Statement or the distribution pursuant thereto for a reasonable period or periods if the Board of Directors of Credit Depot has determined, in its good faith judgment, that it would materially interfere with any financing, acquisition, corporate reorganization or other material transaction involving Credit Depot, or would require premature disclosure of any material non-public information.

         14.  Miscellaneous.

         14.1 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties):


              (a) If to Buyer:

                  c/o Credit Depot Corporation
                  700 Wachovia Center
                  Gainesville, GA 30501
                  Telecopier No.: 770-531-0228
                  Attention: Jerry Sullivan, Sr.

                      with a copy to:

                           Bachner, Tally, Polevoy & Misher
                           380 Madison Avenue
                           New York, New York  10022
                           Telecopier No.:  (212) 682-5729
                           Attention:  Steven A. Fishman, Esq.

                      (b)  If to Seller:

                           Cash Back Mortgage Corp.
                           3645 Warrensville Center Road
                           Shaker Heights, Ohio  44122
                           Telecopier No.: (216) 491-0119
                           Attention: Alan Schiff

                      with a copy to:

                           Gary B. Garson
                           The Illuminating Building
                           55 Public Square
                           Suite 1200
                           Cleveland, Ohio  44113
                           Telecopier No.:  (216) 589-0764

                      (c)  If to Stockholders:

                           Alan Solomon
                           8251 Pinecreek Court
                           Chargin Falls, Ohio 44124

                           Alan Schiff
                           14 Laurel Hill Lane
                           Pepper Pike, Ohio 44124

                      with a copy to:

                           Gary B. Garson
                           The Illuminating Building
                           55 Public Square
                           Suite 1200
                           Cleveland, Ohio  44113
                           Telecopier No.:  (216) 589-0764


         14.2 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

         14.3 Payment. A wire transfer or delivery of a check shall not operate to discharge any obligation of payment under this Agreement and is accepted subject to collection.

         14.4 Specific Performance. The parties acknowledge that the subject matter of this Agreement (i.e., the Assets of the Seller) is unique and that no adequate remedy of law would be available for breach of this Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

         14.5 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

         14.6 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         14.7 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter (including, but not limited to, the letter of intent among Credit Depot, Seller and Stockholders dated _______, 1997), is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by the party or parties against whom enforcement thereof is sought.

         14.8 Payment of Sales Taxes, etc. All filing fees and sales, use, transfer, document, recording (real estate or otherwise), gross receipts and similar taxes of any nature whatsoever, applicable to, or resulting from, the sale and purchase of the Assets shall be borne 50% by Seller and 50% by Buyer. Seller shall be responsible for filing all returns required in connection therewith.

         14.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

         14.10 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Delaware, without regard to the conflicts of law principles thereof.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       CASH BACK MORTGAGE CORP.


                                       By: /S/
                                          ---------------------------------

                                       CASH BACK ACQUISITION CORP.


                                       By: /S/
                                          ---------------------------------

                                       /s/ Alan Schiff
                                       ------------------------------------
                                       Alan Schiff


                                       /s/ Alan Solomon
                                       ------------------------------------
                                       Alan Solomon

                                    Guaranty


         Credit Depot Corporation ("Credit Depot") hereby agrees to be bound by
Section 13 of the Asset Purchase Agreement (the "Acquisition Agreement") dated as of April 1, 1997, between Cash Back Acquisition Corp. ("Buyer"), Cash Back Mortgage Corp. ("Seller") and Alan Schiff and Alan Solomon ("Stockholders"), and unconditionally guarantees to Seller full and punctual payment when due of the amounts due from Buyer pursuant to Section 3 of the Acquisition Agreement and payment of any liabilities of Buyer as a result of inaccuracies or breaches of representations, warranties or covenants in the Acquisition Agreement (the "Buyer Obligations"). This is a guaranty of payment and not of collection and the Seller shall not be obligated to proceed first against the Buyer before proceeding against Credit Depot.

         Credit Depot shall be entitled to assert any defense which would be available to the Buyer, except for any defense based on Buyer's insolvency, bankruptcy, reorganization or other similar proceeding. Credit Depot shall have the right to offset against any amounts payable by the Buyer to Seller any amounts owed by Seller or Stockholders to Buyer, to the same extent as if such amount was payable directly by Credit Depot to Sellers.

         Credit Depot waives any and all notice of the creation, renewal, extension or accrual of any of the Buyer Obligations, present or future, and further waives notice of or proof of reliance by Seller or Stockholders upon this guaranty or acceptance of this guaranty. Credit Depot waives acceptance hereof, diligence, presentment, demand, protest and any notice not provided for herein, and any defense that may arise by reason of lack of authority of any person signing on behalf of Credit Depot or the lack of authority, death or disability of any other person or entity.

         IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of this 1st day of April, 1997.


                                               CREDIT DEPOT CORPORATION


                                               By: /s/
                                                   ----------------------